PRESS RELEASE	SOURCE: First Trust Senior Floating Rate 2022 Target Term Fund

First Trust Senior Floating Rate 2022 Target Term Fund Announces Board Approval of Early Liquidation and Waiver of the Management Fee

WHEATON, IL – (BUSINESS WIRE) – September 14, 2021 – First Trust Senior Floating Rate 2022 Target Term Fund (NYSE: FIV) (the “Fund”) announced today that the Fund’s Board of Trustees (the “Board”) has approved the liquidation and termination of the Fund on December 15, 2021 (the “Termination Date”). The governing documents of the Fund provide that the Fund will terminate on or prior to February 1, 2022. In accordance with its early termination, the Fund’s common shares of beneficial interest (the “Common Shares”) are expected to cease trading on the New York Stock Exchange on or about December 9, 2021 and will be suspended from trading before the open of trading on or about December 10, 2021. The Fund anticipates making its final liquidating distribution on or about the Termination Date to holders of the Fund’s Common Shares of record on December 13, 2021. Shareholder approval is not required for the Fund’s early termination.

The Fund has investment objectives to seek a high level of current income and to return $9.85 per Common Share to holders of the Common Shares at termination. The Fund has entered its wind-up period in anticipation of its termination and, accordingly, may deviate from its investment objectives and policies. As the Fund approaches the Termination Date, Fund managers will continue to reduce and eliminate its leverage and to transition the Fund’s portfolio from non-investment grade senior loans to high quality, short-term instruments or cash and cash equivalents. In light of the foregoing and current market conditions, the Fund anticipates the income earned by its portfolio investments will be reduced and, as such, the Fund and First Trust Advisors L.P., the investment advisor of the Fund (“FTA”), have entered into, and the Board has approved, an agreement whereby FTA has agreed to waive the management fee payable by the Fund for the period beginning September 1, 2021 through the Termination Date.

As previously announced, due in part to the impact of the COVID-19 pandemic on market conditions and the U.S. economy beginning in March 2020, it is unlikely that the Fund will achieve its objective of returning $9.85 per Common Share to holders of the Common Shares upon termination. The Fund’s net asset value as of September 13, 2021 was $9.71. The Fund’s daily closing price and net asset value per Common Share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.

Shareholders may recognize gain or loss for U.S. tax purposes as a result of the Fund’s liquidation. Investors should consult a professional tax advisor regarding their specific tax situation.

FTA is a federally registered investment advisor and serves as the Fund’s investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $213 billion as of August 31, 2021 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois. For more information, visit https://www.ftportfolios.com.

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Contact:

Analyst Inquiries Jeff Margolin 630-915-6784

Broker Inquiries Sales Team 866-848-9727

Source: First Trust Senior Floating Rate 2022 Target Term Fund